Exhibit 99.1
PRESS RELEASE
For further information:
John B. Pelling, III
Vice President — Investor Relations
(708) 498-2013
IR@midwestbank.com
Midwest Banc Holdings, Inc. Receives $85 Million Investment from U.S. Treasury
MELROSE PARK, IL — (MARKET WIRE) — December 5, 2008 — (Nasdaq: MBHI), Midwest Banc Holdings, Inc., today announced that it has received an $84.8 million investment from the U.S. Treasury as part of the federal government’s TARP Capital Purchase Program. Midwest sold $84.8 million in Senior Preferred shares and warrants to purchase common stock to the U.S. Treasury. This investment represents 3% of Midwest’s risk-weighted assets as of September 30, 2008. According to documents provided by the U.S. Treasury, Midwest was the first community bank in Chicago to announce that it would receive an investment through the TARP Capital Purchase Program.
“We are pleased to participate in the TARP investment, which is designed to provide additional capital to healthy, well managed financial institutions,” said James Giancola, CEO of Midwest Banc Holdings. “We were faced with the additional task of receiving approval from our Series A Preferred shareholders. In less than two weeks, an overwhelming majority, 99% of those who voted, voted in favor of Midwest receiving the investment and we are grateful for their support. This investment will further strengthen our capital position, increase our ability to finance attractive lending opportunities, and enable Midwest to provide additional support for economic growth in our local markets.”
The Senior Preferred shares pay a dividend of 5% per year for the first five years and 9% per year thereafter. The Senior Preferred shares are callable at par after three years and can be redeemed prior to then at 100% of the issue price, subject to the approval of Midwest’s federal regulator.
The following table indicates the effect of the TARP investment on Midwest Banc Holdings’ capital ratios:

	Pre-TARP Investment	Post-TARP Investment
	9/30/2008	9/30/2008 (pro forma)
Tangible Capital Ratio	3.24%	5.67%
Tier One Risk-Based Capital Ratio	6.26%	9.31%
Total Risk-Based Capital Ratio	8.04%	11.10%

The government also received 10-year warrants to acquire 4.3 million shares of common stock at a price of $2.97 per share. Midwest can reduce the warrant position by 50% by raising an equivalent amount of capital within the next three years. As of November 30, 2008, Midwest Banc Holdings had 27.9 million shares of common stock outstanding.
About Midwest Banc Holdings, Inc.
Midwest Banc Holdings, Inc., with $3.6 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. The principal operating subsidiaries of Midwest Banc Holdings, Inc. are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest has 29 banking offices. Midwest is a member of the Allpoint®/STARsf® surcharge-free network giving Midwest customers access to thousands of surcharge-free ATMs nationwide, with over 1,000 ATMs in the Chicagoland area.